Exhibit 5.1

Scotia Centre P.O. Box 884 Grand Cayman KY1-1103 CAYMAN ISLANDS Tel: (345) 949-2648 Fax: (345) 949-8613 www.campbells.com.ky

Your Ref: Our Ref: Direct Email: Direct Line:	ID/zt/14665-5620 idillon@campbells.com.ky (345) 914-5866

19 June 2008

China Growth Alliance Ltd
Room 409, 4/F Aetna Tower
107 Zunyi Road
Shanghai, 200051, China

Dear Sirs,

Reference is made to the Registration Statement on Form F-l (the “Registration Statement”) filed with the Securities and Exchange Commission by China Growth Alliance Ltd., a Cayman Islands exempted limited company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (terms not otherwise defined herein shall have the same meaning as defined in the Registration Statement):

(i)
7,000,000 Units, with each Unit consisting of one Sub-Unit and, and one Class A Warrant, each to purchase one Ordinary Share in the capital of the Company (the “Class A Warrants”), and each Sub-Unit consisting of one Ordinary Share in the Capital of the Company with a nominal or par value of $.0004348 per share (the “Ordinary Shares”), and one Class B Warrant, each to purchase one half Ordinary Share in the capital of the Company (the “Class B Warrants” and, together with the Class A Warrants, the “Warrants”)

(ii)	up to 1,050,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option;

(iii)	up to 350,000 units (“Underwriters’ Units”) which the underwriters will have the right to purchase for their own account or that of their designees;

(iv)	all Ordinary Shares and all Warrants issued as part of the Units, Over-Allotment Units and the Underwriters Units; and

(v)	all Ordinary Shares issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and the Underwriters Units.

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) which would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Registration Statement save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)
the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)
that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all statements made in the Company Resolutions and any certificates and documents on which we have expressed reliance are true and correct;

(c)	that the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(d)
that the Company has not passed any resolutions purporting to alter its memorandum or articles of association save as expressly notified to us and that there has been no event, occurrence or other circumstance that would cause the commencement of the winding up and dissolution of the Company in accordance with memorandum and articles of association of the Company and/or the Companies Law (2007 Revision) of the Cayman Islands.

(e)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Registration Statement.

(f)	The shareholders of the Company have not prescribed in general meeting or by resolution any regulations restricting the powers of the Directors in any respect;

(g)
That no sovereign or any agency or department of any sovereign body has any interest in the shares of the Company, direct or indirect, and the Company has not entered into any of the transactions contemplated in the Opinion pursuant to any sovereign action or authority.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands.

2.
The Units, the Over-Allotment Units, the Underwriters Units, the Warrants and the Ordinary Shares to be sold to the underwriters, when issued and sold in accordance with and in the manner described in the Underwriting section of the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

3.	The Warrants constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except:

(i)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of credits rights generally;

(ii)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(iii)	to the extent indemnification provisions contained such documents, if any, may be limited by applicable law and consideration of public policy.

4.
The Warrant Shares underlying the Warrants (including the Warrants issuable in connection with the Over-Allotment Units and the Underwriters Units), when duly issued, delivered, sold and paid for upon exercise of such Warrants, as contemplated by the Warrant Agreement under which the Warrants are to be issued, the Warrants and the Registration Statement will be validly issued, fully paid and non-assessable.

We are opining solely on the laws of the Cayman Islands, including the rules and regulations underlying those provisions and all applicable judicial and regulatory determinations in connection therewith.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Campbells

CAMPBELLS